PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED MAY 20, 2003)           Registration Statement on Form S-3
                                                           (File No. 333-64344)

                               75,000,000 SHARES

                                 [SIRIUS LOGO]

                                  COMMON STOCK

                              -------------------

SIRIUS SATELLITE RADIO INC. IS OFFERING 75,000,000 SHARES OF COMMON STOCK.

                              -------------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL 'SIRI.' ON JUNE 4, 2003, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $2.09 PER SHARE.

                              -------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE S-5.

                              -------------------

                              PRICE $1.80 A SHARE

                              -------------------

                                                              PER SHARE         TOTAL
                                                              ---------         -----
Price to Public.............................................   $1.8000       $135,000,000
Underwriting Discounts and Commissions......................   $0.1125       $  8,437,500
Proceeds to Company.........................................   $1.6875       $126,562,500

We have granted the underwriters the right to purchase up to an additional 11,250,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on June 10, 2003.

                               -------------------

MORGAN STANLEY                                                       UBS WARBURG

June 4, 2003

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
Special Note Regarding Forward-Looking
  Statements..........................    ii
Summary...............................   S-1
Selected Consolidated Historical
  Financial Data......................   S-3
Risk Factors..........................   S-5
Use of Proceeds.......................   S-7
Price Range of Common Stock...........   S-7
Dividend Policy.......................   S-7
Dilution..............................   S-8
Capitalization........................   S-9
Certain United States Tax Consequences
  to Non-U.S. Holders.................  S-10
Underwriting..........................  S-12
Legal Matters.........................  S-13
Special Note Regarding Forward-Looking
  Statements..........................     2
About This Prospectus.................     3
About Sirius..........................     3
Risk Factors..........................     4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................     5
Use of Proceeds.......................     5
Description of Debt Securities........     5
Description of Capital Stock..........    18
Description of Warrants...............    22
Plan of Distribution..................    26
Legal Matters.........................    27
Experts...............................    27
Incorporation by Reference............    28
Where You May Find Additional
  Available Information About Us......    28

                              -------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                              -------------------

    As used in this prospectus supplement, 'Sirius,' 'company,' 'we,' 'our,' 'ours' and 'us' refer to Sirius Satellite Radio Inc., except where the context otherwise requires or as otherwise indicated.

                                       i

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus supplement and the related prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the related prospectus. Among the significant factors that have a direct bearing on our results of operations are:

          our competitive position, as XM Satellite Radio, the other satellite radio service provider in the United States, began offering its service before us, has substantially more subscribers than us and may have certain competitive advantages;

          our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

          the unproven market for our service; and

          the useful life of our satellites, which have experienced circuit failures on their solar arrays and may not be covered by insurance. The circuit failures our satellites have experienced to date are not expected to limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations.

    These and other factors are discussed in 'Risk Factors' in the related prospectus and elsewhere in this prospectus supplement and in the documents incorporated herein by reference.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                       ii

                                    SUMMARY

    This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference herein.

                                  ABOUT SIRIUS

    From our three orbiting satellites, we directly broadcast more than 100 channels, which we call 'streams,' of digital-quality audio throughout the continental United States for a monthly subscription fee of $12.95. We deliver 60 streams of 100% commercial-free music in virtually every genre, and over 40 streams of news, sports, weather, talk, comedy, public radio and children's programming. Our broad and deep range of music as well as our news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    On February 14, 2002, we launched our service in select markets and on July 1, 2002, we launched our service nationwide. Our primary source of revenues is subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music streams.

    We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc. and Volkswagen of America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. Ford, DaimlerChrysler, BMW, Nissan and Volkswagen are not required to manufacture or sell vehicles that include SIRIUS radios pursuant to these agreements.

    In the autosound aftermarket, SIRIUS radios are available for sale at various national and regional retailers, such as Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield and Good Guys. On December 31, 2002, SIRIUS radios were available at approximately 5,500 retail locations.

    On March 7, 2003, we completed a restructuring of our debt and equity capitalization. As part of this restructuring, we issued shares of our common stock in exchange for (i) 91% of our outstanding debt and (ii) all of our then outstanding convertible preferred stock. We also raised an additional $200,000,000 in gross proceeds from the sale of our common stock for cash. Additional information regarding this restructuring is contained in our Annual Report on Form 10-K for the year ended December 31, 2002. In May 2003, we issued $201,250,000 in aggregate principal amount of our 3 1/2% Convertible Notes due 2008. We received approximately $193,481,250 in net proceeds from the offering of those notes.

    Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is sirius.com. Sirius.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated by reference herein.

                                  RISK FACTORS

    Investing in our common stock involves risk, including the risks described in this prospectus supplement and the documents incorporated by reference herein. You should carefully consider the risk factors before investing in our common stock. These risk factors are set forth in our Annual Report on Form 10-K for the year ended December 31, 2002 and in filings made by us with the Securities and Exchange Commission after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

                                      S-1

                                  THE OFFERING

Common stock offered.........................  75,000,000 shares

Common stock outstanding after the
  offering...................................  986,747,153 shares(1)

Over-allotment option........................  11,250,000 shares

Use of proceeds..............................  We intend to use the net proceeds of this offering for general corporate purposes, including the
                                               marketing of our satellite radio service,
                                               accelerating the distribution of SIRIUS radios in the
                                               retail aftermarket and through automakers, and
                                               enhancing our service through the addition of live
                                               programming and other entertainment content.

Dividend policy..............................  We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if
                                               any, for use in our business and do not anticipate
                                               paying cash dividends in the foreseeable future.

Nasdaq National Market symbol................  SIRI

---------

(1) Based on the number of shares outstanding at March 31, 2003. Excludes
    (a) 12,944,936 shares of common stock issuable upon the exercise of outstanding and unexercised options as of March 31, 2003, (b) 8,000,000 shares of common stock issuable upon the exercise of warrants held by Ford Motor Company and DaimlerChrysler Corporation, (c) 2,100,000 shares of common stock issuable upon the exercise of warrants held by Lehman Commercial Paper Inc., (d) 4,233,389 shares of common stock issuable upon the exercise of other warrants, (e) 61,274 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009,
    (f) 145,833,337 shares of common stock issuable upon the conversion of our 3 1/2% Convertible Notes due 2008 and (g) 87,577,114 shares of common stock issuable upon exercise of warrants held by affiliates of Apollo Management, L.P. and The Blackstone Group L.P. Furthermore, our board of directors is considering the grant of equity-based compensation awards to our employees under the Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, which was approved by our stockholders on March 4, 2003.

                               RECENT DEVELOPMENT

    On June 3, 2003, Joseph V. Vittoria resigned from our board of directors for personal reasons. The remaining directors appointed Michael J. McGuiness, 39, a portfolio manager for W.R. Huff Asset Management Co., L.L.C., an investment advisor and a private equity boutique, to fill the vacancy created by Mr. Vittoria's resignation.

                                      S-2

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated historical financial data shown below as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 are derived from our respective audited consolidated financial statements. The selected consolidated historical financial data shown below as of and for the three months ended March 31, 2002 and 2003 are derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited selected consolidated financial statements include all adjustments, consisting of normal recurring adjustments that are necessary for a fair presentation of our consolidated financial position and results of operations for these periods. The selected consolidated historical financial data include certain reclassifications to conform to our current presentation. The selected consolidated historical data should be read together with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, both incorporated by reference herein.

                                                                                                   THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                             MARCH 31,
                                  ------------------------------------------------------------   -----------------------
                                    1998        1999         2000         2001         2002         2002         2003
                                    ----        ----         ----         ----         ----         ----         ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues(1)...........  $  --      $   --       $   --       $   --       $      805   $       33   $    1,591
Operating expenses(2)...........   (39,079)     (63,518)    (125,634)    (168,456)    (313,932)     (50,751)    (100,719)
Operating loss..................   (39,079)     (63,518)    (125,634)    (168,456)    (313,127)     (50,718)     (99,128)
Net (loss)/income(3)(4).........   (48,396)     (62,822)    (134,744)    (235,763)    (422,481)     (78,911)     140,088
Preferred stock dividends.......   (19,380)     (30,321)     (39,811)     (41,476)     (45,300)     (11,042)      (8,574)
Preferred stock deemed
 dividends(5)...................   (11,676)      (3,535)      (8,260)        (680)        (685)        (171)     (79,634)
Accretion of dividends in
 connection with the issuance of
 warrants on preferred stock....    (6,501)        (303)        (900)      --           --           --           --
Net (loss)/income applicable to
 common stockholders............   (85,953)     (96,981)    (183,715)    (277,919)    (468,466)     (90,124)      51,880
Net (loss)/income per share
 applicable to common
 stockholders (basic and
 diluted).......................  $  (4.79)  $    (3.96)  $    (4.72)  $    (5.30)  $    (6.13)  $    (1.22)  $     0.16
Weighted average common shares
 outstanding
   Basic........................    17,932       24,470       38,889       52,427       76,394       73,861      327,785
   Diluted......................    17,932       24,470       38,889       52,427       76,394       73,861      327,872

BALANCE SHEET DATA (END OF
 PERIOD):
Cash and cash equivalents.......  $150,190   $   81,809   $   14,397   $    4,726   $   18,375   $   22,947   $  254,180
Marketable securities(6)........   115,433      317,810      121,862      304,218      155,327      378,311       35,562
Restricted investments(7).......     --          67,454       48,801       21,998        7,200        7,200        7,200
Working capital.................   180,996      303,865      143,981      275,732      151,289      356,840      263,268
Total assets....................   643,880    1,206,612    1,323,582    1,527,605    1,340,940    1,613,370    1,420,985
Short-term notes payable........    70,863      114,075       --           --           --           --           --
Current portion of long-term
 debt...........................     --          --           --           15,000       --           22,500       --
Long-term debt..................   183,573      538,690      522,602      639,990      670,357      614,594       58,205
Accrued interest, net of current
 portion........................       784        5,140       10,881       17,201       46,914       18,859       --
10 1/2% Series C Preferred
 Stock..........................   156,755      149,285       --           --           --           --           --
9.2% Series A Junior Cumulative
 Convertible Preferred Stock....   137,755      148,894      162,380      177,120      193,230      181,046       --
9.2% Series B Junior Cumulative
 Convertible Preferred Stock....     --          64,238       70,507       77,338       84,781       79,153       --
9.2% Series D Junior Cumulative
 Convertible Preferred Stock....     --          --          210,125      230,710      253,142      236,182       --
Accumulated deficit.............   (71,669)    (134,491)    (269,235)    (504,998)    (927,479)    (583,909)    (787,391)
Stockholders' equity............    77,953      134,179      290,483      322,649       36,846      411,684    1,303,241

---------

(1) We were a development stage company until we entered commercial operations on February 14, 2002.

(2) Operating expenses include non-cash stock compensation expense/(benefit) of $104, $1,206, $7,178, $14,044,
     $(7,867), $(9,024) and $559 for the years ended
     December 31, 1998, 1999, 2000, 2001 and 2002, and for the
     three months ended March 31, 2002 and 2003, respectively.


                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Included in the net loss of $48,396 for the year ended December 31, 1998 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(4)  Included in the net income of $140,088 for the quarter ended
     March 31, 2003 is other income of $256,538 related to our debt restructuring.

(5) The deemed dividend for the year ended December 31, 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price. The deemed dividends for the years ended December 31, 1999 and 2000 relate primarily to the conversions of our 10 1/2% Series C Convertible Preferred Stock for shares of our common stock. The deemed dividend for the quarter ended March 31, 2003 relates primarily to the exchange of our preferred stock for shares of our common stock and warrants to purchase our common stock.

(6) Marketable securities are stated at market and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(7) Restricted investments are stated at amortized cost and include securities held by the trustee of our senior secured notes to pay interest in full on those notes through May 15, 2002 and certificates of deposit pledged to secure or reimbursement obligations under letters of credit required by lessors and other creditors.


                                      S-4

                                  RISK FACTORS

    In addition to the other information in this prospectus supplement, in the related prospectus and incorporated by reference herein, the following risk factors should be considered carefully in evaluating us and our business and in deciding whether to invest in our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market or otherwise, by the company or a major stockholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Except as described below, none of our existing stockholders or directors have agreed to refrain from making sales of our common stock following this offering. Affiliates of Apollo Management, L.P. have agreed not to sell any shares of our common stock for 30 days following the date of this prospectus supplement and we and certain executive officers have agreed not to sell any shares of our common stock for 180 days following the date of this prospectus supplement, in each case without the consent of Morgan Stanley & Co. Incorporated. However, we have been advised by The Blackstone Group L.P. that its affiliates are considering the transfer to their limited partners, in the near term, of approximately 57 million shares of our common stock. These shares will be freely transferable by those limited partners. The transfer of these shares to such limited partners, and any subsequent sales by such limited partners (or the perception that such sales may occur) are likely to adversely affect the market price of our common stock. In addition, affiliates of The Blackstone Group L.P. hold currently exercisable warrants to purchase approximately 42 million shares of our common stock with an average exercise price of approximately $0.99 per share. The Blackstone Group L.P. has not advised us of its intentions relating to these warrants. Shares of our common stock received upon exercise of these warrants would also be freely transferable.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES, WHICH WOULD LEAD TO DILUTION OF OUR ISSUED AND OUTSTANDING STOCK.

    The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interest in us. We are authorized to issue, without stockholder approval, 50,000,000 shares of preferred stock, $.001 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to approximately 1,200,000,000 additional shares of common stock, $.001 par value per share. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

THE MARKET PRICE OF OUR SECURITIES COULD BE HURT BY SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS.

    Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

EXISTING STOCKHOLDERS MAY CONTROL US AND THEIR INTERESTS MAY CONFLICT WITH
YOURS.

    As of March 31, 2003, affiliates of OppenheimerFunds, Inc., Apollo Management, L.P. and The Blackstone Group L.P. beneficially owned approximately 48.7% of our outstanding common stock. As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

                                      S-5

OUR RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT AN ACQUISITION OF OUR COMPANY.

    Our stockholders rights plan, the anti-takeover provisions in our charter documents and future issuance of our preferred stock could be deemed to have anti-takeover effects and may delay, deter or prevent an acquisition of our company that a stockholder might consider to be in his or her best interest. Our board of directors has the authority to issue shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by stockholders. We have adopted a stockholders rights plan and in connection with the stockholders rights plan, our board of directors designated 300,000 shares of preferred stock as Series B Preferred Stock. Any issuance of our preferred stock, including preferred stock with voting and conversion rights, may adversely affect the voting power of the holders of common stock.

    We also may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay or prevent a change of our control or adversely affect the market price of our common stock. Furthermore, the severance provisions of employment agreements with some of our executive officers provide for payments that could discourage an attempted change in our control.

                                      S-6

                                USE OF PROCEEDS

    We will receive net proceeds from the offering of approximately $127 million ($146 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from the sale of our common stock in this offering for general corporate purposes, including the marketing of our satellite radio service, accelerating the distribution of SIRIUS radios in the retail aftermarket and through automakers, and enhancing our service through the addition of live programming and other entertainment content.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the Nasdaq National Market under the symbol 'SIRI.' The following table sets forth the high and low closing bid price for our common stock, as reported by Nasdaq, for the periods indicated below:

                                                               HIGH           LOW
                                                               ----           ---
Year ended December 31, 2001
    First Quarter...........................................  $35.00         $12.44
    Second Quarter..........................................   18.34           6.91
    Third Quarter...........................................   10.81           3.34
    Fourth Quarter..........................................   11.63           2.30
Year ended December 31, 2002
    First Quarter...........................................   10.88           4.14
    Second Quarter..........................................    5.78           3.28
    Third Quarter...........................................    3.77           0.76
    Fourth Quarter..........................................    1.32           0.52
Year ending December 31, 2003
    First Quarter...........................................    1.36           0.41
    Second Quarter (through June 4, 2003)...................    2.35           0.63

    On June 4, 2003, the closing bid price of our common stock on the Nasdaq National Market was $2.09 per share. On June 4, 2003, there were approximately 75,000 beneficial holders of our common stock.

    On May 27, 2003, the Nasdaq Stock Market advised us that, because the closing bid price of our common stock was $1.00 per share or greater for ten consecutive trading days, our common stock was no longer subject to potential delisting.

                                DIVIDEND POLICY

    We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

                                      S-7

                                    DILUTION

    The pro forma net tangible book value of our common stock at March 31, 2003 was approximately $1,220 million, or $1.34 per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity, less intangible assets (including the value of our FCC license), divided by the number of shares of common stock outstanding as of March 31, 2003.

    Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering, and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After the sale of the 75,000,000 shares of common stock we are offering and after deducting underwriting discounts, commissions and estimated offering expenses payable by us, the pro forma tangible book value at March 31, 2003 would have been approximately $1,345 million or $1.36 per share. This represents an immediate increase in pro forma net tangible book value of $0.02 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $0.44 per share to purchasers of common stock in this offering as illustrated in the following table:

Price to public per share...................................          $1.80
    Pro forma net tangible book value per share at March 31,
      2003..................................................  $1.34
    Increase per share attributable to new investors........   0.02
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           1.36
                                                                      -----
Pro forma net tangible book value dilution per share to new
  investors.................................................          $0.44
                                                                      -----
                                                                      -----

                                      S-8

                                 CAPITALIZATION

    The following table sets forth our cash, restricted investments and capitalization as of March 31, 2003 (1) on an actual basis and (2) adjusted for both the issuance of $201,250,000 aggregate principal amount of our 3 1/2% Convertible Notes due 2008 in May 2003 and the common stock in this offering, in each case, after deducting discounts, commissions and other estimated expenses.

                                                                AS OF MARCH 31, 2003
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities(1).........  $  289,742   $  609,136
                                                              ----------   ----------
                                                              ----------   ----------
Restricted investments(2)...................................  $    7,200   $    7,200
                                                              ----------   ----------
                                                              ----------   ----------
Debt securities:
    15% Senior Secured Discount Notes due 2007..............  $   29,200   $   29,200
    14 1/2% Senior Secured Notes due 2009...................      27,261       27,261
    3 1/2% Convertible Notes due 2008.......................      --          201,250
    8 3/4% Convertible Subordinated Notes due 2009..........       1,744        1,744
                                                              ----------   ----------
        Total debt securities...............................      58,205      259,455
                                                              ----------   ----------
Stockholders' equity:
    Common stock, at par value, $0.001 per share(3).........         912          987
    Additional paid-in capital(3)...........................   2,089,551    2,215,389
    Accumulated other comprehensive income..................         169          169
    Accumulated deficit.....................................    (787,391)    (787,391)
                                                              ----------   ----------
        Total capitalization................................  $1,361,446   $1,688,609
                                                              ----------   ----------
                                                              ----------   ----------

---------

(1) Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Restricted investments include certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors.

(3) Excludes: (a) 12,944,936 shares of common stock issuable upon the exercise of outstanding and unexercised options as of March 31, 2003, (b) 8,000,000 shares of common stock issuable upon the exercise of warrants held by Ford Motor Company and DaimlerChrysler Corporation, (c) 2,100,000 shares of common stock issuable upon the exercise of warrants held by Lehman Commercial Paper Inc.,
     (d) 4,233,389 shares of common stock issuable upon the exercise of other warrants, (e) 61,274 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009, (f) 145,833,337 shares of common stock issuable upon the conversion of our 3 1/2% Convertible Notes due 2008 and (g) 87,577,114 shares of common stock issuable upon exercise of warrants held by affiliates of Apollo Management, L.P. and The Blackstone Group L.P. Furthermore, our board of directors is considering the grant of equity-based compensation awards to our employees under the Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, which was approved by our stockholders on March 4, 2003.


                                      S-9

           CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following summary describes the material United States federal income and estate tax consequences of the ownership of our common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, 'controlled foreign corporations,' 'passive foreign investment companies,' 'foreign personal holding companies,' corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the 'Code'). Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock should consult their tax advisors.

    As used herein, a 'U.S. Holder' of common stock means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A 'Non-U.S. Holder' is a holder that is not a U.S. Holder.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where an income tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service ('IRS') Form W-8BEN (or other applicable form) and certify under penalties of perjury, that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

                                      S-10

    A Non-U.S. Holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds our common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a 'United States real property holding corporation' for United States federal income tax purposes.

    An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    We believe we are not and do not anticipate becoming a 'United States real property holding corporation' for United States federal income tax purposes. If we are or become a United States real property holding corporation, so long as the common stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

FEDERAL ESTATE TAX

    Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

    Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                      S-11

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. Incorporated and UBS Warburg LLC have severally agreed to purchase, and we have agreed to sell to them, severally, 75,000,000 shares of common stock, as indicated below:

                                                                NUMBER
                            NAME                              OF SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................  60,000,000
UBS Warburg LLC.............................................  15,000,000
                                                              ----------
    Total...................................................  75,000,000
                                                              ----------
                                                              ----------

    The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus supplement and the accompanying prospectus if any shares of common stock are taken. However, the underwriters are not required to take or pay for any shares covered by the option of the underwriters to purchase additional shares as described below.

    The underwriters initially propose to offer part of the common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.07 per share under the public offering price. After the common stock is released to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

    We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than 75,000,000 shares of common stock, up to an additional 11,250,000 shares at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

    The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the common stock. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to an additional 11,250,000 shares of common stock.

 UNDERWRITING DISCOUNTS AND COMMISSIONS PAID BY US    NO EXERCISE   FULL EXERCISE
 -------------------------------------------------    -----------   -------------
Per share...........................................  $   0.1125     $   0.1125
    Total...........................................  $8,437,500     $9,703,125
                                                      ----------     ----------
                                                      ----------     ----------

    We and certain of our executive officers have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated, not to, during the period ending 180 days after the date of this prospectus supplement:

     offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

    The restrictions described in the preceding paragraph do not apply to:

     the issuance of our common stock upon the exercise of options, warrants or other rights exercisable for or the conversion of securities convertible into our common stock outstanding as of the date of this prospectus supplement of which Morgan Stanley & Co. Incorporated has been advised in writing;

                                      S-12
     the issuance by us of additional options under our existing stock option plans, provided that such options are not exercisable during such 180-day period;

     transactions by any person, other than us, relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the common stock; and

     transfers by any person other than us as a bona fide gift, provided that the transferee agrees to be bound by such restrictions.

    In addition, affiliates of Apollo Management, L.P. have agreed not to sell any shares of our common stock for 30 days following the date of this prospectus supplement.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell a greater amount of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the amount of common stock available for purchase by the underwriters under their option to purchase additional common stock. An underwriter can close out a covered short sale by exercising its option to purchase additional common stock or purchasing the common stock in the open market. In determining the source of common stock to close out a covered short sale, an underwriter will consider, among other things, the open market price of common stock compared to the price available under the over-allotment option. The underwriters may also sell common stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

    From time to time, Morgan Stanley & Co. Incorporated and UBS Warburg LLC have provided, and may provide, investment banking services to us. In addition, UBS Warburg LLC acted as our financial advisor in connection with our recent recapitalization, which was completed on March 7, 2003.

                                 LEGAL MATTERS

    The validity under state law of the common stock offered hereby has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. From time to time, Simpson Thacher & Bartlett LLP represents The Blackstone Group L.P. on various matters in the regular course of business. Affiliates of The Blackstone Group L.P. hold shares of our common stock. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, and related persons, have an indirect interest, through limited partnerships, in less than 1% of our common stock through a fund affiliated with The Blackstone Group L.P. Cravath, Swaine & Moore LLP, New York, New York, has represented the underwriters.

                                      S-13

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS
                                  $500,000,000

                                 [SIRIUS LOGO]

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

We from time to time may offer:

  secured or unsecured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to Sirius Satellite Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'SIRI.'

    INVESTING IN OUR SECURITIES INVOLVES RISK, INCLUDING THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE IMPORTANT RISK FACTORS SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ----------------------------

                  The date of this prospectus is May 20, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
About This Prospectus.......................................    3
About Sirius................................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    5
Use of Proceeds.............................................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................   18
Description of Warrants.....................................   22
Plan of Distribution........................................   26
Legal Matters...............................................   27
Experts.....................................................   27
Incorporation by Reference..................................   28
Where You May Find Additional Available Information About
  Us........................................................   28

                              -------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     our need for substantial additional financing by early 2004, even following our recently completed recapitalization;

     our competitive position, as XM Satellite Radio, the other satellite radio service provider in the United States, began offering its service before us, has substantially more subscribers than us and may have certain competitive advantages;

     our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

     the unproven market for our service; and

     the useful life of our satellites, which have experienced circuit failures on their solar arrays and may not be covered by insurance. The circuit failures our satellites have experienced to date are not expected to limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations.

    The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Accordingly, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a 'shelf' registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                  ABOUT SIRIUS

    From our three orbiting satellites, we directly broadcast more than 100 channels, which we call 'streams', of digital-quality audio throughout the continental United States for a monthly subscription fee of $12.95. We deliver 60 streams of 100% commercial-free music in virtually every genre, and over 40 streams of news, sports, weather, talk, comedy, public radio and children's programming. Our broad and deep range of music as well as our news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    On February 14, 2002, we launched our service in select markets and on July 1, 2002, we launched our service nationwide. Our primary source of revenues is subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music streams.

    We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc. and Volkswagen of America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Jaguar, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. Ford, DaimlerChrysler, BMW, Nissan and Volkswagen are not required to manufacture or sell vehicles that include SIRIUS radios pursuant to these agreements.

    In the autosound aftermarket, SIRIUS radios are available for sale at various national and regional retailers, such as Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield and Good Guys. On December 31, 2002, SIRIUS radios were available at approximately 5,500 retail locations.

    On March 7, 2003, we completed a restructuring of our debt and equity capitalization. As part of this restructuring, we issued shares of our common stock in exchange (i) for 91% of our outstanding debt and (ii) all of our then outstanding convertible preferred stock. We also raised an additional $200 million in gross proceeds from the sale of our common stock for cash. Additional information regarding this restructuring is contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is sirius.com. Sirius.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                       3

                                  RISK FACTORS

    Investing in our securities involves risk, including the risks described in the accompanying prospectus supplement and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, our Current Reports on Form 8-K dated May 1, 2003 and
May 14, 2003, and in any filings made with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. You should carefully consider the risk factors before investing in our securities.

                                       4

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                                          FOR THE
                                                                                       THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,                   ENDED
                                     -----------------------------------------------     MARCH 31,
                                      1998      1999      2000      2001      2002         2003
                                      ----      ----      ----      ----      ----         ----
Ratio of earnings to fixed
  charges(1).......................    --        --        --        --        --           8.3(2)
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(1).....................    --        --        --        --        --           1.5(3)

---------

(1) No figure is provided for any period during which the applicable ratio was less than 1.00.
(2) Includes the effects of other income of $256.5 million associated with our debt restructuring.
(3) Includes the effects of a $79.5 million deemed dividend associated with the exchange of our preferred stock for common stock and warrants.

    The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002, our earnings were insufficient to cover our fixed charges by approximately $62.3 million, $119.4 million, $198.5 million, $255.0 million, and $420.8 million, respectively. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $99.9 million, $153.5 million, $247.4 million, $297.2 million and $466.7 million, respectively. In connection with our recent restructuring, most of our debt and all of our outstanding preferred stock was retired and cancelled on March 7, 2003.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'Sirius' refers to our company but not to any of its subsidiaries.

    Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

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

    This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

    The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

    The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

     the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

     any limit on the aggregate principal amount of the debt securities;

     the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

     the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

     the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

     the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

     our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

     the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

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

     the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

     any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

     if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

     the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

     any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

     whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

     the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

     the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

     the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

     any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

     any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

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

     if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

     any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

    We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

    If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

    Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

    In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

    The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

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

    Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

    The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

    We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither Sirius nor the trustee nor any agent of Sirius or the trustee will have any responsibility or liability for any aspect of the records relating to, or

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

payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

    Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

    Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

     the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

     there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

    If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS

    The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or

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

redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

    Each indenture contains a provision that permits us to elect either:

     to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

    The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

     failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

     failure to pay principal of or any premium on any debt security of that series when due;

     failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

     with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

     certain events of bankruptcy, insolvency or reorganization involving us;
     and

     any other Event of Default provided with respect to debt securities of that series.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

    An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

    Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The

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

term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

    Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

    The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

     to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

     to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

     to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

     to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

     to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change

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

     any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

     to establish the form or terms of debt securities of any series;

     to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

     to make any change that does not adversely affect the rights of any holder.

    Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

     reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

     change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

     reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

     change the optional redemption or repurchase provisions in a manner adverse to any holder; or

     modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

    The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction,

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notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

     the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

     the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided above) of such debt security); and

     debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

    In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

    If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until
(1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

     any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

     any proceeding for the liquidation or dissolution of Sirius,

all present and future senior indebtedness, including interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

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

    The term 'Senior Indebtedness' means:

        (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

        (2) all our capital lease obligations;

        (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

        (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

        (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for in all such cases (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and
    (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a 'Financing Entity') in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

    Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

    A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of our assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

    (a) either (1) we shall be the continuing person in the case of a merger or
        (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

    (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of

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

        the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

    (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

    Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

    Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

    If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

    Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

    Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

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

    The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

    The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

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

                          DESCRIPTION OF CAPITAL STOCK

    Our amended and restated certificate of incorporation provides for authorized capital of 2,550,000,000 shares, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

    The following description sets forth the terms and provisions of our common stock and preferred stock. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

    As of March 31, 2003, we had 911,747,153 shares of common stock outstanding beneficially held by approximately 75,000 persons, and had reserved for issuance 252,821,439 shares of common stock with respect to incentive stock plans and outstanding common stock purchase warrants.

    Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

    If the minimum bid price of our common stock closes below $1.00 per share for 30 or more consecutive trading days and we are unable to cure such defect, Nasdaq may delist our common stock from the Nasdaq National Market. On
March 20, 2003, Nasdaq informed us that the minimum bid price of our common stock had closed below $1.00 for more than 30 consecutive trading days and that we had until September 16, 2003 to cure the defect. If our common stock fails to close above $1.00 for ten consecutive days prior to September 16, 2003, we have the right to request a hearing prior to delisting by Nasdaq. We intend to maintain the listing of our common stock on the Nasdaq National Market and expect to take all reasonable steps to preserve that listing.

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

    In connection with our recent restructuring, all of our then outstanding preferred stock was retired and cancelled as of March 7, 2003.

    The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of

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
designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

     the designation of the preferred stock;

     the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

     the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

     the date from which dividends on the preferred stock will accumulate, if applicable;

     the procedures for any auction and remarketing of the preferred stock;

     the provision of a sinking fund, if any, for the preferred stock;

     the provision for redemption, if applicable, of the preferred stock;

     any listing of the preferred stock on any securities exchange;

     the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

     whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

     the voting rights, if any, of the preferred stock;

     any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

     a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

    On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999, January 28, 2000,
August 7, 2000, January 8, 2002, October 2002, March 6, 2003 and March 31, 2003.

    On March 6, 2003, we amended the Rights Agreement to (1) render the Rights Agreement inapplicable to the issuance of common stock to Lehman Commercial Paper Inc. in the restructuring transactions and to permit Lehman to acquire up to an additional 1% of the outstanding shares of common stock, without Lehman becoming an 'Acquiring Person' within the meaning of the Rights Agreement and
(2) permit each of OppenheimerFunds, Inc., Apollo Management, L.P., The Blackstone Group L.P. and their respective affiliates and affiliated investment funds to acquire up to 25% of the outstanding shares of common stock, without becoming 'Acquiring Persons' within the meaning of the Rights Agreement.

    Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the

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
Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on August 1, 2003, unless earlier extended or redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

    If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

    If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

    Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates

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
and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

    Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

    The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

    At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

    Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

    Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no

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longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

    Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

     before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

     the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

    Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

    The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

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DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

     the title of the debt warrants;

     the offering price for the debt warrants, if any;

     the aggregate number of the debt warrants;

     the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

     if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

     the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

     the dates on which the right to exercise the debt warrants will commence and expire;

     if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     information with respect to book-entry procedures, if any;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the debt warrants, if any;

     the redemption or call provisions, if any, applicable to the debt warrants; and

     any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of common stock or preferred stock will describe the terms of the warrants, including the following:

     the title of the warrants;

     the offering price for the warrants, if any;

     the aggregate number of the warrants;

     the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     the dates on which the right to exercise the warrants will commence and expire;

     if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

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     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the warrants, if any;

     the redemption or call provisions, if any, applicable to the warrants; and

     any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

THE UNIT OFFERING WARRANTS

    On May 18, 1999, we issued units composed of our 14 1/2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,368,200 shares of common stock at a price of $26.45 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009. As of March 31, 2003, there were such warrants outstanding to purchase 2,425,389 shares of common stock at a price of $24.92.

THE FORD WARRANT

    On October 7, 2002, we canceled an existing warrant previously issued to Ford and issued a new warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

    Ford's right to exercise this warrant vests:

          with respect to 200,000 shares of our common stock, on the date the first Ford vehicle with a Sirius radio installed by Ford or one of its dealers (each, a 'Ford Enabled Vehicle') is activated by us for a bona fide customer;

          with respect to 200,000 shares of our common stock, on the date the first Ford Enabled Vehicle that has a factory-installed Sirius radio is activated by us for a bona fide customer;

          with respect to 200,000 shares of our common stock, on the date that Ford and us jointly launch a national advertising campaign promoting our satellite radio service in Ford vehicles;

          with respect to 100,000 shares of our common stock, on each date that a Sirius radio is first available to be ordered by a bona fide customer as an original equipment option on a Ford vehicle line; provided that in no event will more than 1,400,000 shares of our common stock vest and become exercisable pursuant to this provision;

          with respect to one share of our common stock, upon the manufacture by Ford of each of the first 375,000 Ford
          Enabled Vehicles;


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          with respect to 625,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 375,000 Ford Enabled Vehicles;

          with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 750,000 Ford Enabled Vehicles; and

          with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 1,500,000 Ford Enabled Vehicles.

    If Ford terminates the exclusivity provisions contained in our agreement, we may reduce by one-half the number of shares granted and the number of shares of our common stock that vest and become exercisable under this warrant.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of October 6, 2012 and the date of termination or expiration of the agreement, dated October 7, 2002, between us and Ford.

    We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

THE DAIMLERCHRYSLER WARRANT

    On October 25, 2002, we canceled an existing warrant previously issued to DaimlerChrysler and issued a new warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

    DaimlerChrysler's right to exercise this warrant vests:

          with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 250,000 new vehicles containing Sirius radios ('DaimlerChrysler Enabled Vehicles');

          with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 800,000 DaimlerChrysler Enabled Vehicles;

          with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,600,000 DaimlerChrysler Enabled Vehicles;

          with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,400,000 DaimlerChrysler Enabled Vehicles; and

          with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,200,000 DaimlerChrysler Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated October 25, 2002, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

    We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

THE LEHMAN WARRANTS

    We have issued to Lehman warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $15.00 per share. All of these warrants have vested.

    525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common

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stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give Lehman notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

THE SERIES A WARRANTS AND SERIES B WARRANTS

    In connection with our recent recapitalization, we issued (i) to affiliates of Blackstone (a) Series A warrants to purchase up to 25,296,255 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 16,864,169 shares of our common stock at a purchase price of $0.92 per share and (ii) to affiliates of Apollo (a) Series A warrants to purchase up to 27,250,013 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 18,166,677 shares of our common stock at a purchase price of $0.92 per share.

    All of these warrants are currently exercisable and expire on March 7, 2005. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give the warrantholders notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

     to one or more underwriters or dealers for public offering and sale by them; and

     to investors directly or through agents.

    The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

     the method of distribution of the securities offered thereby;

     the purchase price and the proceeds we will receive from the sale; and

     any securities exchanges on which the securities of such series may be listed.

    In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

    Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

    Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons

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(other than qualifying financial institutions), in connection with the original issuance of the securities.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

    Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of our common stock in the open market during and after an offering.

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, will pass upon specific legal matters under state law with respect to the securities. From time to time, Simpson Thacher & Bartlett represents The Blackstone Group L.P. on various matters in the regular course of business. Affiliates of Blackstone hold shares of our common stock. Certain partners of Simpson Thacher & Bartlett, members of their families, and related persons, have an indirect interest, through limited partnerships, in less than 1% of our common stock through a fund affiliated with Blackstone.

                                    EXPERTS

    Our audited consolidated financial statements appearing in our Annual Report on Form 10-K as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

    Our audited consolidated financial statements appearing in our Annual Report on Form 10-K as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    Section 11(a) of the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

    On April 11, 2002, we dismissed Arthur Andersen LLP as our independent auditors and appointed Ernst & Young LLP. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of our most recent audited financial statements as of and for the year ended December 31, 2001 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus of its audit reports with respect to our consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you will be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this prospectus.

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                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all the securities covered by this prospectus.

        1. Our Annual Report on Form 10-K for the year ended December 31, 2002.

        2. Our Quarterly Report on Form 10-Q for the quarter ended March 31,
    2003.

        3. Our Current Reports on Form 8-K dated May 1, 2003 and May 14, 2003.

        4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

    We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
            Executive Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

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